EXHIBIT 15.11

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements on Form F-3 (No. 33-99550 and 333-9180) of Korea Electric Power Corporation (“KEPCO”) of our reports dated June 24, 2008 of Korea Midland Power Co., Ltd., with respect to (i) the consolidated balance sheets as of December 31, 2007 and 2008, and the related consolidated statements of income, disposition of accumulated deficit, changes in equity and cash flows for each of the years then ended and (ii) the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008, annual report on Form 20-F of KEPCO.

/s/    KPMG Samjong Accounting Corp.

Seoul, Korea

June 24, 2009